Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jong S. Whang and Bradley C. Anderson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, and fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Jong S. Whang Jong S. Whang	Executive Chairman and Chairman of the Board	May 8, 2014
/s/ Fokko Pentinga Fokko Pentinga	Chief Executive Officer and President (Principal Executive Officer)	May 8, 2014
/s/ Bradley C. Anderson Bradley C. Anderson	Executive Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	May 8, 2014
/s/ Michael Garnreiter Michael Garnreiter	Director	May 8, 2014
/s/ Alfred W. Giese Alfred W. Giese	Director	May 8, 2014
/s/ Egbert Jan Geert Goudena Egbert Jan Geert Goudena	Director	May 8, 2014
/s/ Robert F. King Robert F. King	Director	May 8, 2014